Exhibit 99.1

FOR IMMEDIATE RELEASE

MCG Capital Corporation Declares Second Quarter 2006 Dividend of $0.42 Per Share

and Reports Q1 2006 Results

ARLINGTON, VA – May 3, 2006 – MCG Capital Corporation (Nasdaq: MCGC) today announced that on April 27, 2006 its Board of Directors declared a dividend of $0.42 per share for the second quarter of 2006. The actual tax characteristics of this dividend will be reported to each shareholder on a Form 1099.

The dividend is payable as follows:

Record date: May 25, 2006

Payable date: July 28, 2006

In addition, MCG announced today its results for the quarter ended March 31, 2006.

Highlights:

•	Q1 2006 operating income of $37.6 million, up 34% from $28.1 million for Q1 2005

•	Q1 2006 net operating income of $20.8 million, up 43% from $14.5 million for Q1 2005

•	Q1 2006 net income of $26.4 million, up 102% from $13.1 million for Q1 2005

•	Q1 2006 basic earnings per share of $0.50, up 72% from $0.29 for Q1 2005

•	Q1 2006 gross originations and advances of $132.1 million and net investment growth of $7.5 million

We invite interested parties to join our analyst call today at 10:30 a.m. ET for a further discussion of our first quarter 2006 financial results. The dial-in number for the call is (800) 475-3716. International callers should dial (719) 457-2728. Please dial-in at least five minutes prior to the call to register. The call may also be accessed via an audio webcast available on the MCG website at http://investor.mcgcapital.com. Click on the May 3, 2006, Conference Call to access the call. A recording of the call will be available through May 12, 2006. The replay dial-in number is (888) 203-1112. International callers should call (719) 457-0820. The replay pass code is 7470527. The replay will also be available via MCG’s website. Financial information provided in the investor conference call will be available on our website at http://www.mcgcapital.com prior to the call.

MCG Capital Corporation

Press Release

May 3, 2006

MCG Capital Corporation

Consolidated Balance Sheets

(in thousands, except per share amounts)

	March 31, 2006	December 31, 2005
	(unaudited)
Assets
Cash and cash equivalents	$42,247	$45,626
Cash, securitization accounts	119,596	82,107
Cash, restricted	1,163	1,977
Investments at fair value
Non-affiliate investments (cost of $706,201 and $733,717, respectively)	724,793	745,757
Affiliate investments (cost of $34,923 and $46,168, respectively)	34,804	46,156
Control investments (cost of $375,791 and $337,372, respectively)	345,475	305,647

Total investments (cost of $1,116,915 and $1,117,257, respectively)	1,105,072	1,097,560
Unearned income on commercial loans	(8,416)	(9,062)

Total investments net of unearned income	1,096,656	1,088,498
Interest receivable	8,456	10,602
Other assets	10,875	15,677

Total assets	$1,278,993	$1,244,487

Liabilities
Borrowings (maturing within one year of $469,650 and $362,435, respectively)	$573,945	$541,119
Interest payable	4,303	5,904
Dividends payable	22,417	20,967
Other liabilities	6,518	10,410

Total liabilities	607,183	578,400

Stockholders’ Equity
Preferred stock, par value $.01, authorized 1 share, none issued and outstanding	—	—
Common stock, par value $.01, authorized 200,000 shares on March 31, 2006 and December 31, 2005, 53,375 issued and outstanding on March 31, 2006 and 53,372 issued and outstanding on December 31, 2005	534	534
Paid-in capital	755,521	758,433
Distributions in excess of earnings:
Paid -in capital	(39,219)	(39,219)
Other	(30,141)	(26,784)
Net unrealized depreciation on investments	(11,843)	(19,697)
Stockholder loans	(3,042)	(3,624)
Unearned compensation - restricted stock	—	(3,556)

Total stockholders’ equity	671,810	666,087

Total liabilities and stockholders’ equity	$1,278,993	$1,244,487

Net asset value per common share at period end	$12.59	$12.48

MCG Capital Corporation

Press Release

May 3, 2006

MCG Capital Corporation

Consolidated Statements of Operations (unaudited)

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2006	2005
Operating income
Interest and dividend income
Non-affiliate investments (less than 5% owned)	$23,056	$14,234
Affiliate investments (5% to 25% owned)	1,022	1,377
Control investments (more than 25% owned)	8,404	8,982

Total interest and dividend income	32,482	24,593
Advisory fees and other income
Non-affiliate investments (less than 5% owned)	3,212	3,237
Affiliate investments (5% to 25% owned)	1,126	—
Control investments (more than 25% owned)	817	285

Total advisory fees and other income	5,155	3,522

Total operating income	37,637	28,115

Operating expenses
Interest expense	8,912	4,684
Employee compensation:
Salaries and benefits	4,950	4,756
Long-term incentive compensation	1,122	1,682

Total employee compensation	6,072	6,438
General and administrative expense	1,889	2,502

Total operating expenses	16,873	13,624

Net operating income before investment gains and losses	20,764	14,491

Net realized gains (losses) on investments
Non-affiliate investments (less than 5% owned)	685	101
Affiliate investments (5% to 25% owned)	9	(190)
Control investments (more than 25% owned)	(2,910)	18,377

Total net realized gains (losses) on investments	(2,216)	18,288
Net change in unrealized appreciation (depreciation) on investments
Non-affiliate investments (less than 5% owned)	6,552	955
Affiliate investments (5% to 25% owned)	(107)	730
Control investments (more than 25% owned)	1,409	(21,406)

Total net change in unrealized appreciation (depreciation) on investments	7,854	(19,721)

Net investment gains (losses)	5,638	(1,433)

Net income	$26,402	$13,058

Earnings per common share basic and diluted	$0.50	$0.29
Cash dividends declared per common share	$0.42	$0.42
Weighted average common shares outstanding	53,197	45,108
Weighted average common shares outstanding and dilutive common stock equivalents	53,197	45,149

MCG Capital Corporation

Press Release

May 3, 2006

The following table shows the components of our net operating income and distributable net operating income for the three months ended March 31, 2006 and 2005:

	Three Months Ended March 31,
(dollars and shares in thousands)	2006	2005
Operating income
Interest and dividend income	$32,482	$24,593
Fees and other income	5,155	3,522

Total operating income	37,637	28,115
Operating expenses
Interest expense	8,912	4,684
Employee compensation:
Salaries and benefits	4,950	4,756
Long-term incentive compensation (a)	1,122	1,682

Total employee compensation	6,072	6,438
General and administrative expense	1,889	2,502

Total operating expenses	16,873	13,624

Net operating income (b)	$20,764	$14,491

Net operating income per share (c)	$0.39	$0.32

Following is a reconciliation of net operating income to distributable net operating income (d):

Net operating income (b)	$20,764	$14,491
Long-term incentive compensation (a)	1,122	1,682

Distributable net operating income (d)	$21,886	$16,173

Distributable net operating income per share-record date shares (e)	0.41	0.36

(a)	Includes non-cash amortization expense associated with certain restricted shares and the expense associated with the dividends on performance based restricted shares and shares securing employee loans (which are shown as compensation expense for GAAP purposes).
(b)	These amounts represent net operating income before investment gains and losses in the Consolidated Statements of Operations.
(c)	This amount is based on 53,197 and 45,108 weighted average common shares outstanding for the three months ended March 31, 2006 and 2005, respectively.
(d)	Distributable net operating income is a non-GAAP financial measure most comparable to net operating income before investment gains and losses as shown in the Consolidated Statements of Operations. Management believes that distributable net operating income is a meaningful measure of amounts from operations that may be distributable to shareholders. However, actual distributions may vary and such amounts identified in this table are not intended to represent amounts we will actually distribute in future periods. Distributable net operating income may not be comparable to similarly titled measures reported by other companies.

Distributable net operating income does not represent net income or net cash provided by operating activities in accordance with GAAP and should not be considered an alternative to such items as an indication of our performance. Distributable net operating income should not be considered an alternative to cash flows as a measure of liquidity or ability to make distributions.

(e)	This amount is based on 53,375 and 45,342 total shares outstanding at the record date for which the dividend was paid for the quarter ended March 31, 2006 and 2005, respectively.

MCG Capital Corporation

Press Release

May 3, 2006

Asset Quality

MCG uses an investment rating system to characterize and monitor our expected level of returns on each investment in our portfolio. We use the following 1 to 5 investment rating scale:

1	Capital gain expected or realized

2	Full return of principal and interest or dividend expected with customer performing in accordance with plan

3	Full return of principal and interest or dividend expected but customer requires closer monitoring

4	Some loss of interest or dividend expected but still expecting an overall positive internal rate of return on the investment

5	Loss of interest or dividend and some loss of principal investment expected which would result in an overall negative internal rate of return on the investment

The following table shows the fair value of our investments on the 1 to 5 investment rating scale, as of March 31, 2006 and December 31, 2005 (excluding unearned income):

(dollars in thousands) Investment Rating	March 31, 2006			December 31, 2005
	Investments at Fair Value		Percentage of Total Portfolio	Investments at Fair Value		Percentage of Total Portfolio
1	$499,773	(a)	45.2%	$459,012	(a)	41.8%
2	349,703		31.6	429,857		39.2
3	178,604		16.2	127,970		11.7
4	75,849		6.9	77,454		7.0
5	1,143		0.1	3,267		0.3

	$1,105,072		100.0%	$1,097,560		100.0%

a)	Of this amount, $15.9 million at March 31, 2006 and $16.7 million at December 31, 2005 relate to debt instruments in companies for which we have already realized a gain through the sale of equity instruments. While these debt instruments are still outstanding, all of the related equity instruments have already been sold at a gain and, therefore, we do not expect any further realized gain.

At March 31, 2006, none of the investments with a 5 rating were loans, and $30.7 million of the investments with a 4 rating were loans, $9.3 million of which were on non-accrual status. At December 31, 2005, $1.1 million of the investments with a 5 rating were loans, all of which were on non-accrual status, and $32.5 million of the investments with a 4 rating were loans, $10.7 million of which were on non-accrual status.

At March 31, 2006 and December 31, 2005, there were $12.8 million and $16.8 million, respectively, of loans, or approximately 1.2% and 1.5%, respectively, of our total investment portfolio, greater than 60 days past due. At March 31, 2006, $23.9 million of loans, including all of the loans greater than 60 days past due, were on non-accrual status, representing 2.2% of our total investment portfolio. At December 31, 2005, $12.7 million of loans, including $3.2 million of the loans greater than 60 days past due, were on non-accrual status representing 1.2% of our total investment portfolio.

Recent Developments

On April 17, 2006, we amended our Commercial Loan Funding Trust Facility, funded through Three Pillars Funding LLC, an asset-backed commercial paper program administered by SunTrust Bank. Pursuant to this amendment, the concentration criteria were modified to allow, among other things, for an increase in the allowable percentage of certain secured subordinated loans in the collateral pool from 35% to 50% and the inclusion of additional industry segments. Other minor modifications were also made.

On April 18, 2006, we completed a $500 million debt securitization through MCG Commercial Loan Trust 2006-1, a wholly owned subsidiary of MCG Capital.

MCG Capital Corporation

Press Release

May 3, 2006

Pursuant to this securitization, a total of $392.5 million of investment grade notes were issued by MCG Commercial Loan Trust 2006-1. The classes, amounts, ratings and interest rates (expressed as a spread to LIBOR) of the notes are:

Class	Amount (millions)	Rating (S&P/Moody’s)	LIBOR Spread (basis points)
A-1	$106.25	AAA / Aaa	33
A-2	50.00	AAA / Aaa	35
A-3	85.00	AAA / Aaa	33
B	58.75	AA / Aa2	58
C	45.00	A / A2	105
D	47.50	BBB / Baa2	225

The blended pricing of the issued notes, excluding fees, is approximately LIBOR plus 68.5 basis points. The securitization is an on-balance-sheet financing for MCG Capital and the Company retained all of the equity in the securitization. The securitization includes a reinvestment period of five years, during which principal collections received on the underlying collateral may be used to purchase new collateral from MCG Capital, allowing the Company to maintain the initial leverage in the securitization for the entire five year reinvestment period. Under the terms of the securitization, up to 55% of the collateral may be non-senior secured commercial loans, as compared to non-senior loans in the Company’s prior securitizations in 2001 and 2004 of 1.7% and 20.8%, respectively.

In addition to the reinvestment period, a significant feature in this securitization is the Class A-2 and Class A-3 Notes. The Class A-2 Notes are a revolving class of secured notes and allow the company to borrow and repay AAA/Aaa financing for a period of five years. The Class A-3 Notes, which are a delayed draw class of secured notes and allow the Company to access longer term AAA/Aaa financing on investments expected to close over the next year. The Class A-3 Notes are required to be drawn within the next 12 months. All of the notes are secured by the assets of MCG Commercial Loan Trust 2006-1, including commercial loans currently totaling $349.7 million, which were sold to the trust by MCG Capital, the originator and servicer of the assets. Additional commercial loans will be purchased by the trust from MCG Capital primarily using the proceeds from the Class A-3 delayed draw notes and the Class A-2 revolving notes. The pool of commercial loans in the trust must meet certain requirements, including, but not limited to, asset mix and concentration, collateral coverage, term, agency rating, minimum coupon, minimum spread and sector diversity requirements.

The new securitization facility is scheduled to terminate on April 20, 2018, or sooner upon repayment of the offered notes. The proceeds from this transaction will be used to fund our origination of investments and continued growth and to repay approximately $264.5 million of existing short term indebtedness.

This transaction is MCG Capital’s third term securitization since its initial public offering in 2001. As indicated in the following table, each offering has been progressively larger and more flexible while borrowing costs have continued to decrease.

MCG Capital Corporation

Press Release

May 3, 2006

	2001	Cumulative Advance Rate	2004	Cumulative Advance Rate	2006	Cumulative Advance Rate
AAA	LIBOR + 60	65%	LIBOR + 45	71%	LIBOR + 33	48%
AA	N/A	N/A	N/A	N/A	LIBOR + 58	60%
A	LIBOR + 175	75%	LIBOR + 130	82%	LIBOR + 105	69%
BBB	N/A	N/A	LIBOR + 250	86%	LIBOR + 225	79%
Collateral Pool	$354 million		$398 million		$500 million
Percentage of non-senior collateral	1.7%		20.8%		55.0%

On May 2, 2006, we established, through MCG Commercial Loan Trust 2006-2, a new warehouse credit facility with Merrill Lynch Capital Corp.

The warehouse credit facility allows MCG Commercial Loan Trust 2006-2 to acquire up to $250 million of commercial loans with borrowings of up to $200 million subject to certain covenants, concentration limitations and other restrictions. The warehouse credit facility is primarily secured by the assets of MCG Commercial Loan Trust 2006-2, including the commercial loans purchased by the trust from us. Under the terms of the credit and warehouse agreement, the loans may be senior secured loans, second lien loans or unsecured loans, as defined in the agreement, subject to certain limitations. Up to 60% of the collateral in this warehouse facility may be non-senior secured loans, and the remaining 40% must be senior secured loans.

We intend to use the warehouse credit facility to fund the origination of a diverse pool of loans that will collateralize a future term securitization. Advances under the facility, equal to 80% of the value of commercial loans purchased by the trust, bear interest based on LIBOR plus 0.75% and interest is payable monthly. The facility is scheduled to terminate on the earlier of November 30, 2007 or the completion of a term securitization and may be extended under certain circumstances.

2006 Guidance

For 2006, we currently estimate that our dividends will be at least $1.68 per share. This estimate takes into consideration our estimates of distributable net operating income, capital gains and taxable income for 2006. The tax attributes of our 2006 dividends will be determined after the end of the year and will be reported to shareholders on a form 1099.

MCG Capital Corporation

Press Release

May 3, 2006

About MCG Capital Corporation

MCG Capital Corporation is a solutions-focused specialized commercial finance company providing financing and advisory services to middle market, growth-oriented companies throughout the United States. Our investment objective is to achieve current income and capital gains. Our capital is generally used by our portfolio companies to finance acquisitions, recapitalizations, management buyouts, organic growth and working capital.

Forward-looking Statements:

This press release contains forward-looking statements (i.e., statements that are not historical fact) describing the Company’s future plans and objectives, such as our expectation to re-deploy cash balances into new investments, or the expected value resulting from a portfolio company’s acquisition. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements including, without limitation, the risks, uncertainties and other factors we identify from time to time in our filings with the Securities and Exchange Commission, including our Form 10-Ks, Form 10-Qs and Form 8-Ks. Although we believe that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in this press release should not be regarded as a representation by us that our plans and objectives will be achieved. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release. We undertake no obligation to update such statements to reflect subsequent events.